UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2008

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1900	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)	Long-Term Incentive Compensation Awards

Restricted Stock. On March 5, 2008, the Compensation Committee of the Board of Directors granted awards of restricted stock under the 2006 Stock Incentive Plan to our Chief Executive Officer, our Chief Financial Officer and the other executive officers for whom we reported compensation information in our most recent proxy statement (our “Named Executive Officers”) in the amounts provided below. The restricted stock will vest at the rate of 25% per year if the change in Economic Value Added (EVA) meets or exceeds annual targeted improvement. EVA equals after tax operating profits less a charge for debt and equity capital. If shares do not vest in a given year because the performance threshold was not met, the restricted shares roll to the next year and the cumulative net performance threshold must be met for the shares to vest. Shares will not be forfeited until the end of the four-year period if the cumulative performance threshold is not met.

Name	Number of Shares
Dean E. Taylor	19,824
J. Keith Lousteau	7,605
Jeffrey M. Platt	7,484
Stephen W. Dick	7,388

Stock Options. On March 5, 2008, the Compensation Committee also granted stock options under the 2006 Stock Incentive Plan to the Named Executive Officers. The options vest one-third per year beginning one year after the date of grant. The options were granted at an exercise price of $56.71 per share, which was equal to the closing price of a share of the company’s Common Stock on the date of grant.

Name	Number of Shares
Dean E. Taylor	61,617
J. Keith Lousteau	23,639
Jeffrey M. Platt	23,263
Stephen W. Dick	22,963

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ J. Keith Lousteau
J. Keith Lousteau
Executive Vice President and Chief Financial Officer

Date: March 11, 2008

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